Exhibit 99.1

NOTICE OF CONDITIONAL FULL REDEMPTION

US Foods, Inc.

8.5% Senior Notes Due 2019

CUSIP Numbers 91728CAE3; and 90290M AA9*

NOTICE IS HEREBY GIVEN, pursuant to the Indenture referred to below, that US Foods, Inc. (formerly known as U.S. Foodservice, Inc.), a Delaware corporation (the “Issuer”), has elected to redeem, subject to the satisfaction of the conditions precedent set forth below as provided below, on the Redemption Date (as defined below), all Outstanding Notes under the Indenture, consisting of $1,350,000,000 aggregate principal amount of Notes, at the Redemption Price set forth below. As further described below, in the Issuer’s discretion, the Redemption Date may be delayed until such time as such conditions precedent shall be satisfied as provided below, or such redemption may not occur and this notice may be rescinded in the event that such conditions precedent shall not have been so satisfied by the Redemption Date, or by the Redemption Date as so delayed.

As used herein, the term “Indenture” means the Indenture, dated as of May 11, 2011, as supplemented by the First Supplemental Indenture, dated as of December 6, 2012, the Second Supplemental Indenture, dated as of December 27, 2012, the Third Supplemental Indenture, dated as of January 16, 2013, the Fourth Supplemental dated as of December 19, 2013, and as otherwise supplemented from time to time, among the Issuer, the Subsidiary Guarantors from time to time party thereto, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein have the meanings given thereto in the Indenture.

The Redemption Price with respect to any redeemed Note is equal to:

(a)	106.375% of the principal amount thereof; plus

(b)	the accrued but unpaid interest thereon to the Redemption Date.

The redemption will take place on October 23, 2014 or, if the conditions precedent set forth below are not satisfied as provided below on or prior to October 23, 2014, such later date (but not later than November 22, 2014) as such conditions precedent are so satisfied (such date of such redemption, the “Redemption Date”).

*

Neither the Issuer nor the Trustee shall be held responsible for the selection or use of any CUSIP numbers, nor is any representation made as to the correctness or accuracy of the CUSIP numbers listed in this Redemption Notice or printed on the Notes. They are included solely for convenience of the Holders.

The redemption is subject to the satisfaction of each of the following conditions precedent: (i) the consummation (as and when determined by the Issuer, and as and to the extent the Issuer shall require, in each case in its sole and absolute discretion), on or prior to October 23, 2014 (or such later date on or prior to November 22, 2014 as may be determined by the Issuer in its sole and absolute discretion) of the Transactions (as defined in Annex A hereto) on terms and conditions satisfactory in all respects to the Issuer in its sole and absolute discretion, including but not limited to the satisfaction (as determined by the Issuer, and as and to the extent the Issuer shall require, in each case in its sole and absolute discretion) of any condition precedent to such consummation under any agreement, instrument or other document providing for, governing or otherwise relating to any such Transaction, and (ii) the delivery to the Trustee of written notice by the Issuer (in its sole and absolute discretion) to the effect that such consummation of such Transactions has occurred (as so determined, and as and to the extent so required, by the Issuer), and the effectiveness of such written notice. The written notice referred to in clause (ii) of the preceding sentence shall be effective upon delivery, if delivered on or prior to 12:00 noon, New York City time on any given day, and if delivered after 12:00 noon, New York City time on the date of delivery, shall be effective as of 12:01 a.m. New York City time the following Business Day unless the notice expressly states that it shall be effective as of the time of delivery.

In the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions precedent shall be satisfied as provided above, or the redemption of the Notes pursuant to this notice may not occur and this redemption notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. Such redemption shall not occur in the event that such conditions precedent have not been so satisfied by November 22, 2014. In the event that such conditions precedent have not been so satisfied by such date, the Issuer will so notify the Holders and the Trustee, and upon any such notice to the Holders and the Trustee, this redemption notice shall be rescinded and of no force or effect for any purpose.

Payment of the Redemption Price will become due and payable on the Redemption Date only upon presentation and surrender of the Notes to the Trustee as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wilmington Trust, National Association 246 Goose Lane, Suite 105 Guilford, Connecticut 06437, Attention: Corporate Trust Department	Wilmington Trust, National Association 246 Goose Lane, Suite 105 Guilford, Connecticut 06437, Attention: Corporate Trust Department	Wilmington Trust, National Association 246 Goose Lane, Suite 105 Guilford, Connecticut 06437, Attention: Corporate Trust Department

Interest on the Notes shall cease to accrue on and after the Redemption Date, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture.

As provided in the Indenture, the Issuer hereby provides that payment of the Redemption Price and performance of the Issuer’s obligations with respect to the redemption described herein may be performed by Sysco Corporation, a Delaware corporation, upon satisfaction of the conditions precedent as provided above.

IMPORTANT NOTICE

Noteholders may be subject, under certain circumstances, to backup withholding tax with respect to the redemption payment. Such backup withholding may be applicable if such noteholder, among other things, fails to (i) furnish its correct taxpayer identification number, (ii) certify that it is not subject to backup withholding, or (iii) otherwise comply with applicable backup withholding requirements. A noteholder who wishes to avoid the imposition of backup withholding tax should submit an Internal Revenue Service Form W-9 or W-8, as applicable, when presenting a Note for payment.

US Foods, Inc.

Date: September 23, 2014

ANNEX A

TRANSACTIONS

As used in this Notice of Redemption, the term “Transactions” means collectively, the following:

(1)	the occurrence of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of December 8, 2013 (the “Merger Agreement”), among USF Holding Corp. (“USF”), a Delaware corporation, Sysco Corporation, a Delaware corporation (“Sysco”), Scorpion Corporation I, Inc., a Delaware corporation, and Scorpion Company II, LLC, a Delaware limited liability company, as amended, supplemented, or otherwise modified from time to time);

(2)	receipt by Sysco of net cash proceeds from third-party debt financing for the purpose of enabling, and in an amount sufficient to enable, Sysco to fulfill its obligations under the Merger Agreement, repay or redeem certain existing debt of USF and its subsidiaries (including the Senior ABL Facility, the 2011 Term Facility, the Notes and ABS loan facility entered into in August 2012), and pay certain fees and expenses in connection therewith; and

(3)	receipt by the Issuer of immediately available funds for the purpose of enabling, and in an amount sufficient to enable, USF to redeem the Notes in full and pay certain fees and expenses in connection therewith.